Exhibit 99.1

Alta Equipment Group Announces Preferred Stock Dividend

LIVONIA, Mich. – October 3, 2022 – Alta Equipment Group Inc. (NYSE: ALTG) (“Alta”), a leading provider of premium material handling and construction equipment and related services, today announced that its Board of Directors approved the quarterly dividend on its Series A Cumulative Perpetual Preferred Stock in the amount of $625 per preferred share. This will equate to a dividend of $0.625 for each of the outstanding Depositary Shares representing a 1/1000th fractional interest in one share of Series A Preferred. The dividend payment date is October 31, 2022, to shareholders of record at the close of business on October 15, 2022.

About Alta Equipment Group Inc.

Alta owns and operates one of the largest integrated equipment dealership platforms in the U.S. Through its branch network, the Company sells, rents, and provides parts and service support for several categories of specialized equipment, including lift trucks and aerial work platforms, cranes, earthmoving equipment and other material handling and construction equipment. Alta has operated as an equipment dealership for 38 years and has developed a branch network that includes over 65 total locations across Michigan, Illinois, Indiana, New England, New York, Virginia, Florida, Ohio, Ontario and Quebec. Alta offers its customers a one-stop-shop for their equipment needs through its broad, industry-leading product portfolio. More information can be found at www.altaequipment.com.

Contacts

Investors:

Kevin Inda
SCR Partners, LLC

kevin@scr-ir.com
(225) 772-0254

Media:

Glenn Moore

Alta Equipment

glenn.moore@altg.com

(248) 305-2134